AMENDMENT TO RIGHTS AGREEMENT

This amendment to Rights Agreement (this "Amendment") is made as of this 25th day of July, 1997, by and between Pancho's Mexican Buffet, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation ("Continental"), as successor Rights Agent to KeyCorp. Shareholder Services, Inc. (the "Rights Agent"):

     WHEREAS, the Company has removed KeyCorp. as Rights Agent pursuant to Section 21 ("Section 21") of the Rights Agreement (the "Rights Agreement") between the Company and KeyCorp., as Rights Agent, and appointed Continental as successor Rights Agent pursuant to Section 21; and

     WHEREAS, Continental does not have a regular office in the State of Texas as is currently required of a Rights Agent by Section 21 or a combined capital and surplus in an amount required by
     Section 21.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. The fifth sentence of Section 21 is hereby amended and restated to read in its entirety as follows:

            Any successor Rights Agent, whether appointed by the Company or by such a Court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having an office in the United States which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority.

         2.  All references in the Rights Agreement to KeyCorp.
         Shareholder Services, Inc. as the Rights Agent shall be replaced by references to Continental Stock Transfer &
         Trust Company, as successor Rights Agent.

         3. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                      PANCHO'S MEXICAN BUFFET, INC.


                                      By: /s/Samuel L. Carlson
                                          Samuel L. Carlson
                                          Senior Vice President, Administration
                                          and Secretary
Attest:

/s/Brad Fagan
Vice President, Treasurer



                                      CONTINENTAL STOCK TRANSFER &
                                      TRUST COMPANY


                                      By: /s/Roger Bernhammer
                                          Roger Bernhammer
                                          Vice President

Attest:

/s/Thomas Jennings
Thomas Jennings
Assistant Secretary

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